Exhibit 99.1

PAPA JOHNS ANNOUNCES SECOND QUARTER 2024 FINANCIAL RESULTS

Louisville, Kentucky (August 8, 2024) – Papa John’s International, Inc. (Nasdaq: PZZA) (“Papa Johns®”) (the “Company”) today announced financial results for the second quarter ended June 30, 2024.

Highlights
•North America comparable sales(a) were down 4% from a year ago as Domestic Company-owned restaurants were down 4% and North America franchised restaurants were down 3%; International comparable sales(a) were flat compared with the prior year period.
•31 net unit closures in the second quarter resulting from anticipated strategic International closures, including 43 Company-owned restaurants in the UK.
•Global system-wide restaurant sales were $1.20 billion, a 1%(b) decrease compared with the prior year second quarter, driven by lower North America comparable sales partially offset by trailing twelve month net unit growth.
•Total revenues of $508 million were down 1% compared with a year ago driven by lower revenues in our North America commissary segment primarily due to a combination of lower volume and commodity prices.
•Operating income of $28 million decreased 19% compared with the second quarter of 2023, while Adjusted operating income(c) of $38 million increased 4% on improved restaurant-level margins and continued focus on cost discipline.
•Diluted earnings per common share of $0.37 compared with $0.54 for the second quarter of 2023; Adjusted diluted earnings per common share(c) was $0.61 compared with $0.59 for the second quarter a year ago.

“I am honored and excited to join the Papa Johns team and look forward to building a strong and collaborative partnership with our franchisees,” said Todd Penegor, President and Chief Executive Officer. “As we move forward together, our number one priority will be to create great experiences for our customers and team members, while also ensuring the restaurant economic model is strong. We will move quickly to build on our strengths and execute today as we evolve to be even better tomorrow.”

Commenting on second quarter results, Ravi Thanawala, Chief Financial Officer, stated, “Papa Johns’ commitment to maintaining the quality of our product and brand as well as managing our costs drove continued improvement in restaurant-level margins and Adjusted operating income, helping to offset our softer sales in the second quarter. During the quarter, demand for our core product — pizza, remained solid despite facing a highly promotional QSR environment and a more value-conscious consumer.

“We recognize there is work to do to achieve our full potential. We are committed to doing what is necessary to become the pizza brand of choice for consumers and franchisees around the world,” continued Thanawala. “We are actively pursuing opportunities that sharpen our focus, improve unit economics, drive unit development and provide an excellent consumer experience. We are evolving our marketing to meet consumers’ value expectations, investing in our digital experience to streamline our ordering journey and enhancing our loyalty experience to drive consumer engagement.

“We are confident that our approach will drive long-term increased franchisee profitability and sustainable, profitable growth for all stakeholders,” concluded Thanawala.
(a) North America and International comparable sales are reported on a 13-week basis comparing April 1, 2024 through June 30, 2024 with April 3, 2023 through July 2, 2023.
(b) Excludes the impact of foreign currency.
(c) Represents a non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable US GAAP measure.

Financial Highlights

	Three Months Ended			Six Months Ended
(In thousands, except per share amounts)	June 30, 2024	June 25, 2023	Increase (Decrease)	June 30, 2024	June 25, 2023	Increase (Decrease)
Total revenues	$507,894	$514,530	$(6,636)	$1,021,810	$1,041,579	$(19,769)
Operating income	$28,226	$34,912	$(6,686)	$61,944	$72,708	$(10,764)
Adjusted operating income (a)	$38,355	$36,881	$1,474	$81,596	$76,033	$5,563
Net income attributable to the Company	$12,243	$17,768	$(5,525)	$26,879	$40,144	$(13,265)
Diluted earnings per common share	$0.37	$0.54	$(0.17)	$0.82	$1.20	$(0.38)
Adjusted diluted earnings per common share (a)	$0.61	$0.59	$0.02	$1.28	$1.28	$—

Results for the first six months of 2024 are not directly comparable with the first six months of 2023, as year-over-year comparisons are impacted by the UK franchisee acquisitions that occurred during the second and third quarters of 2023 and the UK restaurant closures and refranchising transactions in the second quarter of 2024.

Quarterly Results

Total revenues of $507.9 million decreased $6.6 million, or 1.3%, in the second quarter of 2024 compared with the prior year period. The lower revenues were largely attributable to an $8.8 million decrease in North America commissary revenues reflecting a combination of lower transaction volumes and commodity prices. Revenues from Domestic Company-owned restaurants also declined $2.6 million, reflecting lower transaction volumes partially offset by higher average ticket. Somewhat offsetting these declines was higher International revenues primarily driven by the net impact of the UK Company-owned restaurants versus the prior year period.

For the second quarter of 2024, Global system-wide restaurant sales were $1.20 billion, down 0.7% from the prior year quarter (excluding the impact of foreign currency). The decrease was primarily due to lower North America comparable sales, partially offset by 1.9% global net unit growth on a trailing twelve-month basis.

Second quarter Operating income was $28.2 million, a $6.7 million, or a 19.2% decrease compared with the prior year second quarter. Adjusted operating income(a) was $38.4 million, a $1.5 million, or 4.0%, increase from the same period a year ago. The variance between Operating income and Adjusted operating income was due to $6.1 million of International restructuring costs in the UK and a $4.0 million non-cash impairment charge related to fixed and intangible assets related to certain Domestic restaurants.

The increase in Adjusted operating income in the second quarter of 2024 was primarily due to improved margins at our Domestic Company-owned restaurants and local marketing savings. These increases were partially offset by an approximate $3 million operating loss related to the operations of the UK franchisee acquisition and higher depreciation costs related to Company-owned restaurants and our investments in technology platforms.

(a) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable US GAAP measures.

Diluted earnings per common share was $0.37 for the second quarter of 2024 compared with $0.54 in the second quarter of 2023. Adjusted diluted earnings per common share(a) was $0.61 for the second quarter of 2024 compared with $0.59 in the second quarter of 2023. These changes were driven by the same factors impacting Operating income and Adjusted operating income as discussed above. In addition, diluted earnings per common share and Adjusted diluted earnings per common share reflected lower interest expense and a higher effective tax rate compared with the second quarter of 2023. Interest expense decreased largely due to lower average outstanding debt, partially offset by slightly higher average interest rates compared with the prior year second quarter.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three and six months ended June 30, 2024.

(a) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable US GAAP measures.

Global Restaurant Sales Information

Global restaurant and comparable sales information for the second quarter ended June 30, 2024, compared with the second quarter ended June 25, 2023 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended		Six Months Ended
Amounts below exclude the impact of foreign currency	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
Comparable sales growth (decline):
Domestic Company-owned restaurants	(4.2)%	2.2%	(3.6)%	2.8%
North America franchised restaurants	(3.4)%	(2.3)%	(2.4)%	(1.6)%
North America restaurants	(3.6)%	(1.4)%	(2.7)%	(0.7)%
International restaurants	(0.1)%	(0.7)%	(1.4)%	(3.3)%
Total comparable sales growth (decline)	(2.7)%	(1.3)%	(2.4)%	(1.3)%
System-wide restaurant sales growth (decline):
Domestic Company-owned restaurants	(1.5)%	2.5%	(1.7)%	3.7%
North America franchised restaurants	(1.9)%	(0.6)%	(1.8)%	0.1%
North America restaurants	(1.9)%	—%	(1.8)%	0.8%
International restaurants	2.9%	8.6%	2.2%	5.8%
Total global system-wide restaurant sales growth (decline)	(0.7)%	2.0%	(0.8)%	2.0%

Global Restaurant Unit Data

As of June 30, 2024, there were 5,883 Papa Johns restaurants operating in 49 countries and territories, as follows:

Second Quarter	Domestic Company Owned	Franchised North America	Total North America	International Company Owned	International Franchised	Total International	System-wide
Beginning - March 31, 2024	536	2,911	3,447	117	2,350	2,467	5,914
Opened	1	9	10	—	56	56	66
Closed	—	(10)	(10)	(43)	(44)	(87)	(97)
Refranchised	—	—	—	(41)	41	—	—
Ending - June 30, 2024	537	2,910	3,447	33	2,403	2,436	5,883
Net unit growth/(decline)	1	(1)	—	(84)	53	(31)	(31)
Trailing four quarters net store growth	16	42	58	(58)	111	53	111

Free Cash Flow

Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities, less purchases of property and equipment, was $12.8 million for the six months ended June 30, 2024, compared with $59.0 million in the prior year period. The year over year change primarily reflects unfavorable working capital changes and timing of cash payments for income taxes, partially offset by a $5.6 million decrease in capital expenditures.

	Six Months Ended
(in thousands)	June 30, 2024	June 25, 2023
Net cash provided by operating activities	$41,957	$93,735
Purchases of property and equipment	(29,155)	(34,759)
Free cash flow	$12,802	$58,976

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

Cash Dividend

The Company paid cash dividends of $15.1 million ($0.46 per common share) in the second quarter of 2024. On July 31, 2024, our Board of Directors declared a third quarter dividend of $0.46 per common share. The dividend will be paid on August 30, 2024 to stockholders of record as of the close of business on August 19, 2024.

Conference Call

Papa Johns will host a call with analysts today, August 8, 2024, at 8:00 a.m. Eastern Time. To access the conference call or webcast, please register online at: ir.papajohns.com/events-presentations. A replay of the webcast will be available two hours after the call and archived on the same web page.

About Papa Johns

Papa John’s International, Inc. (Nasdaq: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with approximately 5,900 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements

Certain matters discussed in this press release and other Company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook”, “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, the current economic environment, commodity and labor costs, currency fluctuations, profit margins, supply chain operating margin, net unit growth, unit level performance, capital expenditures, restaurant and franchise development, restaurant acquisitions, restaurant closures, labor shortages, labor cost increases, changes in management, inflation, royalty relief, franchisee support and incentives, the effectiveness of our menu innovations and other business initiatives, investments in product and digital innovation, marketing efforts and investments, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, changes to our national marketing fund, changes to our commissary model, dividends, effective tax rates, regulatory changes and impacts, investments in and repositioning of the UK market, International restructuring plans, timing and costs, International consumer demand, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related to: deteriorating economic conditions in the U.S. and international markets, including the United Kingdom; labor shortages at Company and/or franchised stores and our quality control centers; increases in labor costs, changes in commodity costs, supply chain incentive-based rebates, or sustained higher other operating costs, including as a result of supply chain disruption, inflation or climate change; the potential for delayed new store openings, both domestically and internationally, or lower net unit development due to changing circumstances outside of our control; the increased risk of phishing, ransomware and other cyber-attacks; risks and disruptions to the global economy and our business related to the conflicts in Ukraine and the Middle East and other international conflicts and risks related to a possible economic recession or downturn that could reduce consumer spending or demand. These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

* * * *

For more information about the company, please visit www.papajohns.com.

Contact

Papa Johns Investor Relations
investor_relations@papajohns.com

Supplemental Information and Financial Statements

Definitions

“Comparable sales” represents sales for the same base of restaurants for the same fiscal periods. “Comparable sales growth (decline)” represents the change in year-over-year comparable sales. “Global system-wide restaurant sales” represents total restaurant sales for all Company-owned and franchised restaurants open during the comparable periods, and “Global system-wide restaurant sales growth (decline)” represents the change in global system-wide restaurant sales year-over-year. Comparable sales, Comparable sales growth (decline), Global system-wide restaurant sales and Global system-wide sales growth (decline) exclude franchisees for which we suspended corporate support.

“Equivalent units” represents the number of restaurants open at the beginning of a given period, adjusted for restaurants opened, closed, acquired or sold during the period on a weighted average basis.

We believe Domestic Company-owned, North America franchised, and International Comparable sales growth (decline) and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Comparable sales growth (decline) and Global system-wide restaurant sales information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of Global system-wide restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the Company’s revenues.

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: Adjusted operating income, Adjusted net income attributable to common shareholders and Adjusted diluted earnings per common share. We believe that our non-GAAP financial measures enable investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they reflect metrics that our management team and Board utilize to evaluate our operating performance, allocate resources and administer employee incentive plans. The most directly comparable U.S. GAAP measures to Adjusted operating income, Adjusted net income attributable to common shareholders and Adjusted diluted earnings per common share are Operating income, net income attributable to common shareholders and diluted earnings per common share, respectively. These non-GAAP measures should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s U.S. GAAP results. The table that follows reconciles our GAAP financial results to our non-GAAP financial measures.

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
Operating income	$28,226	$34,912	$61,944	$72,708
International restructuring costs (a)	6,129	—	15,652	—
UK repositioning and acquisition-related costs (b)	—	1,308	—	1,308
Other costs (c)	4,000	661	4,000	2,017
Adjusted operating income	$38,355	$36,881	$81,596	$76,033

Net income attributable to common shareholders	$12,243	$17,768	$26,879	$40,144
International restructuring costs (a)	6,129	—	15,652	—
UK repositioning and acquisition-related costs (b)	—	1,308	—	1,308
Other costs (c)	4,000	661	4,000	2,017
Tax effect of adjustments (d)	(2,289)	(449)	(4,441)	(758)
Adjusted net income attributable to common shareholders	$20,083	$19,288	$42,090	$42,711

Diluted earnings per common share	$0.37	$0.54	$0.82	$1.20
International restructuring costs (a)	0.19	—	0.48	—
UK repositioning and acquisition-related costs (b)	—	0.04	—	0.04
Other costs (c)	0.12	0.02	0.12	0.06
Tax effect of adjustments (d)	(0.07)	(0.01)	(0.14)	(0.02)
Adjusted diluted earnings per common share	$0.61	$0.59	$1.28	$1.28

Refer to footnotes on following page.

Footnotes to Non-GAAP Financial Measures
(a)Represents costs associated with the Company’s International Restructuring plan. For the three and six months ended June 30, 2024, these costs are comprised primarily of leased and fixed asset impairment charges related to store closures in the UK, combined with severance and other related costs.
(b)Represents costs associated with repositioning the UK portfolio as well as transaction costs related to the acquisition of stores from franchisees.
(c)For the three and six months ended June 30, 2024, represents a non-cash impairment charge related to fixed and intangible assets related to certain Domestic restaurants. For the three and six months ended June 25, 2023, represents severance and related costs associated with the transition of certain executives, recorded in General and administrative expenses.
(d)The tax effect on non-GAAP adjustments was calculated by applying the marginal tax rates of 22.6% and 22.8% for the three and six months ended June 30, 2024 and June 25, 2023, respectively.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In $ thousands, except per share amounts)	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,305	$40,587
Accounts receivable, net	93,460	104,244
Notes receivable, current portion	4,581	5,199
Income tax receivable	2,771	2,577
Inventories	37,656	36,126
Prepaid expenses and other current assets	58,762	42,285
Assets held for sale	4,205	—
Total current assets	225,740	231,018
Property and equipment, net	265,693	282,812
Finance lease right-of-use assets, net	28,759	31,740
Operating lease right-of-use assets	154,371	164,158
Notes receivable, less current portion, net	9,915	12,346
Goodwill	75,547	76,206
Other assets	78,402	76,725
Total assets	$838,427	$875,005

Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit
Current liabilities:
Accounts payable	$63,731	$74,949
Income and other taxes payable	6,810	17,948
Accrued expenses and other current liabilities	149,673	158,167
Current deferred revenue	19,941	20,427
Current finance lease liabilities	7,815	9,029
Current operating lease liabilities	24,874	24,076
Current portion of long-term debt	2,375	—
Total current liabilities	275,219	304,596
Deferred revenue	19,011	20,366
Long-term finance lease liabilities	22,382	24,144
Long-term operating lease liabilities	144,569	151,050
Long-term debt, less current portion, net	758,861	757,422
Other long-term liabilities	63,550	60,192
Total liabilities	1,283,592	1,317,770

Redeemable noncontrolling interests	975	851

Stockholders’ deficit:
Common stock ($0.01 par value per share; issued 49,280 at June 30, 2024 and 49,235 at December 31, 2023)	493	492
Additional paid-in capital	446,547	452,290
Accumulated other comprehensive loss	(7,358)	(7,803)
Retained earnings	215,800	219,027
Treasury stock (16,658 shares at June 30, 2024 and 16,747 shares at December 31, 2023, at cost)	(1,117,140)	(1,123,098)
Total stockholders’ deficit	(461,658)	(459,092)
Noncontrolling interests in subsidiaries	15,518	15,476
Total Stockholders’ deficit	(446,140)	(443,616)
Total Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit	$838,427	$875,005

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30, 2024	June 25, 2023	June 30, 2024	June 25, 2023
Revenues:
Domestic Company-owned restaurant sales	$173,207	$175,780	$349,431	$355,646
North America franchise royalties and fees	34,409	34,711	70,106	70,783
North America commissary revenues	198,197	206,980	401,484	419,546
International revenues	39,701	34,608	80,409	66,071
Other revenues	62,380	62,451	120,380	129,533
Total revenues	507,894	514,530	1,021,810	1,041,579
Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic Company-owned restaurant expenses	138,033	143,705	276,786	291,489
North America commissary expenses	182,299	190,468	367,498	386,883
International expenses	27,077	20,435	55,423	37,746
Other expenses	56,951	58,996	108,718	120,074
General and administrative expenses	57,714	50,324	116,173	102,268
Depreciation and amortization	17,594	15,690	35,268	30,411
Total costs and expenses	479,668	479,618	959,866	968,871
Operating income	28,226	34,912	61,944	72,708
Net interest expense	(10,896)	(11,275)	(21,959)	(20,296)
Income before income taxes	17,330	23,637	39,985	52,412
Income tax expense	4,794	5,778	12,535	12,007
Net income before attribution to noncontrolling interests	12,536	17,859	27,450	40,405
Net income attributable to noncontrolling interests	(293)	(91)	(571)	(261)
Net income attributable to the Company	$12,243	$17,768	$26,879	$40,144

Basic earnings per common share	$0.37	$0.55	$0.82	$1.20
Diluted earnings per common share	$0.37	$0.54	$0.82	$1.20

Basic weighted average common shares outstanding	32,730	32,563	32,688	33,359
Diluted weighted average common shares outstanding	32,853	32,650	32,871	33,487

Dividends declared per common share	$0.46	$0.42	$0.92	$0.84

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
(In $ thousands)	June 30, 2024	June 25, 2023
Operating activities
Net income before attribution to noncontrolling interests	$27,450	$40,405
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowance for credit losses on accounts and notes receivable	2,397	595
Depreciation and amortization	35,268	30,411
Deferred income taxes	2,812	3,664
Stock-based compensation expense	2,545	8,498
Refranchising and impairment losses	14,713	—
Loss on disposal of property and equipment	965	—
Other	800	(452)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	9,974	4,299
Income tax receivable	(203)	6,683
Inventories	(1,748)	4,109
Prepaid expenses and other current assets	(4,358)	46
Other assets and liabilities	(5,788)	140
Accounts payable	(11,364)	(8,174)
Income and other taxes payable	(10,957)	(514)
Accrued expenses and other current liabilities	(18,710)	7,203
Deferred revenue	(1,839)	(3,178)
Net cash provided by operating activities	41,957	93,735
Investing activities
Purchases of property and equipment	(29,155)	(34,759)
Notes issued	(153)	(4,374)
Repayments of notes issued	1,794	3,224
Proceeds from dispositions, net of cash transferred	1,495	—
Other	2,178	182
Net cash used in investing activities	(23,841)	(35,727)
Financing activities
Net proceeds of revolving credit facilities	3,024	186,529
Proceeds from exercise of stock options	933	682
Acquisition of Company common stock	—	(210,348)
Dividends paid to common stockholders	(30,212)	(28,485)
Tax payments for equity award issuances	(3,330)	(6,108)
Distributions to noncontrolling interests	(405)	(323)
Principal payments on finance leases	(4,796)	(3,669)
Other	358	102
Net cash used in financing activities	(34,428)	(61,620)
Effect of exchange rate changes on cash and cash equivalents	30	11
Change in cash and cash equivalents	(16,282)	(3,601)
Cash and cash equivalents at beginning of period	40,587	47,373
Cash and cash equivalents at end of period	$24,305	$43,772